Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Brad Pogalz (952) 887-3753

Donaldson Company Declares Quarterly Cash Dividend

MINNEAPOLIS (July 29, 2016) — Donaldson Company, Inc. (NYSE: DCI) today announced that its Board of Directors declared a regular cash dividend of 17.5 cents per share, payable August 31, 2016, to shareholders of record as of August 15, 2016. The Company has paid a cash dividend every quarter for the past 61 years.

About Donaldson Company

Founded in 1915, Donaldson (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

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